                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                               -------------

                                FORM 8-K/A
                             AMENDMENT NO. 1

            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported)  August 31, 1994


                          FIBREBOARD CORPORATION
                          ----------------------
            (exact name of registrant as specified in charter)


         Delaware                        0-016951                94-0751580
- - ----------------------------           ------------          ------------------
(State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                file number)          Identification No.)



         2121 North California Blvd., #560, Walnut Creek, CA  94596
         ----------------------------------------------------------
                   (Address of principal executive offices)


                               (510) 274-0700
                               --------------
             (Registrant's telephone number, including area code)


                                    None
                        ---------------------------
         (Former name or former address, if changed since last report)

     The undersigned registrant hereby amends the following items of its Current Report on Form 8-K dated August 31, 1994:

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     The purchase price paid for Norandex Inc. consisted of $115 million paid in cash at closing plus or minus an adjustment based upon the change in the financial condition of Norandex from December 31, 1993 to closing. Fibreboard estimates this adjustment will increase the purchase price of Norandex by approximately $5.0 million.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The following financial information is included herewith:

                FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                                                                         Page
                                                                         ----
Financial Statements of Norandex Inc:

Report of Independent Auditors                                              4
Consolidated Balance Sheets as of December 31, 1993 and 1992                5
Consolidated Statements of Operations and Retained Deficit for
 each of the three years in the period ended December 31, 1993              7
Consolidated Statements of Cash Flows for each of the three
 years in the period ended December 31, 1993                                8
Notes to Consolidated Financial Statements                                  9

Unaudited Consolidated Balance Sheet as of August 31, 1994                 16
Unaudited Consolidated Statements of Operations and Retained
 Deficit for the eight months ended August 31, 1994 and 1993               18
Unaudited Consolidated Statements of Cash Flows for the eight
 months ended August 31, 1994 and 1993                                     19
Notes to Unaudited Consolidated Financial Statements                       20


                UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Income Statements for the year
 ended December 31, 1993                                                   21
Unaudited Pro Forma Combined Income Statements for the nine
 months ended September 30, 1994                                           22
Unaudited Pro Forma Combined Income Statements for the nine
 months ended September 30, 1993                                           23
Notes to Pro Forma Combined Financial Statements                           24

     No pro forma combined balance sheet is included herewith as the Registrant's balance sheet included in its Form 10-Q for the quarter ended September 30, 1994 reflects the acquisition of Norandex.

                                                                         Page
                                                                         ----
   The following Exhibit is included herewith:

Exhibit 23     Consent of Ernst & Young                                    26

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          FIBREBOARD CORPORATION
                                          ----------------------
                                               (Registrant)


Dated:  November 14, 1994             By:    /s/  Garold E. Swan
                                          ---------------------------
                                          Garold E. Swan
                                          Vice President and Controller

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Norandex Inc.

We have audited the accompanying consolidated balance sheets of Norandex Inc., a wholly owned subsidiary of Noranda Aluminum, Inc., which is a wholly owned subsidiary of Noranda Finance Inc., as of December 31, 1993 and 1992, and the related consolidated statements of operations and retained deficit, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Effective with the close of business on August 31, 1994, the Common Stock of Norandex Inc. was acquired by an unrelated party.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norandex Inc. at December 31, 1993 and 1992, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 5 and 6 to the financial statements, in 1993 the Company changed its method of accounting for postretirement benefits and income taxes, respectively.


                                   ERNST & YOUNG LLP

Nashville, Tennessee
September 23, 1994

                                Norandex Inc.

                          Consolidated Balance Sheets

                                                           DECEMBER 31
                                                         1993       1992
                                                        -------  ----------
                                                          (IN THOUSANDS)
ASSETS
Current assets:
 Cash                                                   $    38   $    36

 Accounts receivable, less allowance for doubtful
  accounts of $525,000 in 1993 and $630,000 in 1992      18,319    20,759

 Inventories (NOTE 2)                                    23,915    25,693
 Prepaid expenses                                           724       958
                                                        -------   -------
Total current assets                                     42,996    47,446


Property, plant and equipment, at cost:
 Land and buildings                                      12,026    11,628
 Machinery and equipment                                 21,030    37,574
 Other                                                      551       631
                                                        -------   -------
                                                         33,607    49,833
 Less accumulated depreciation                           13,060    17,469
                                                        -------   -------
                                                         20,547    32,364

Goodwill, net of accumulated amortization of
 $3,550,000 in 1993 and $3,791,000 in 1992                2,171     4,594

Deferred charges and other assets                           225       449
                                                        -------   -------
Total assets                                            $65,939   $84,853
                                                        -------   -------
                                                        -------   -------

                                                          DECEMBER 31
                                                        1993       1992
                                                      -------    ---------
                                                          (IN THOUSANDS)
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
 Bank overdrafts                                      $ 1,925    $   856
 Accounts payable                                       8,220      8,031
 Employee compensation and related items                4,474      3,980
 Other accrued liabilities                              3,071      2,743
 Accrued shutdown costs                                   416      2,407
                                                      -------    -------
Total current liabilities                              18,106     18,017

Deferred liabilities and credits (NOTES 4 AND 5)        7,649      7,060

Advances payable to Parent (NOTE 3)                    54,749     84,095

Stockholder's deficit:
 Common Stock, $.10 par value; 110,000 shares
  authorized, issued and outstanding                       11         11
 Capital in excess of par value                        10,989     10,989
 Retained deficit                                     (25,565)   (35,319)
                                                      -------    -------
Total stockholder's deficit                           (14,565)   (24,319)

Commitments and contingencies
                                                      -------    -------
Total liabilities and stockholder's deficit           $65,939    $84,853
                                                      -------    -------
                                                      -------    -------

SEE ACCOMPANYING NOTES.

                                Norandex Inc.

       Consolidated Statements of Operations and Retained Deficit

                                                     YEAR ENDED DECEMBER 31
                                                    1993      1992       1991
                                                  --------  --------  --------
                                                         (IN THOUSANDS)
Net sales                                         $192,631  $217,528  $210,500
Costs and expenses:
 Cost of sales                                     135,036   159,053   165,161
 Selling, general and   administrative              40,842    41,535    35,662
 Interest expense, net--Parent (NOTE 3)              4,055     6,333     9,197
 Gain on sale of business                           (3,079)       --        --
 Shutdown costs                                         --     3,822     1,500
 Other                                                 190        --      (511)
                                                  --------  --------  --------
                                                   177,044   210,743   211,009
                                                  --------  --------  ---------
Income (loss) before income taxes and cumulative
 effect of change in accounting principles          15,587     6,785      (509)
Income taxes:
 Charge (credit) in lieu of federal
  income taxes (NOTE 6)                              5,091     2,510      (188)
 State and local (NOTE 6)                            1,018        --        18
                                                   -------  --------  ---------
                                                     6,109     2,510      (170)
Income (loss) before cumulative effect
 of change in accounting principles                  9,478     4,275      (339)
Change in accounting principles:
 Postretirement benefits other than                    396        --        --
   pensions (NOTE 5)
 Income taxes (NOTE 6)                              (1,946)       --        --
                                                  ---------  --------  --------
Net income (loss)                                   11,028     4,275      (339)
Retained deficit at beginning of year              (35,319)  (39,594)  (39,255)
Dividend to Parent (NOTE 3)                         (1,274)       --         --
                                                  --------  --------  ---------

Retained deficit at end of year                   $(25,565) $(35,319) $(39,594)
                                                  --------  --------  ---------
                                                  --------  --------  ---------

SEE ACCOMPANYING NOTES.

                                 Norandex Inc.

                      Consolidated Statements of Cash Flows


                                                    YEAR ENDED DECEMBER 31
                                                   1993      1992      1991
                                                  -------  -------    -------
                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)                                 $11,028   $ 4,275  $   (339)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
   Depreciation and amortization                    3,716     5,792     5,859
   Shutdown costs                                      --     3,822     1,500
   Gain on sale of business                        (3,079)       --       --
   Changes in accounting principle:
     Postretirement benefits other than pensions      396        --       --
     Income taxes                                  (1,946)       --       --
   Changes in assets and liabilities,
     net of business sold:
       Accounts and notes receivable               (4,287)    2,139      356
       Inventories                                 (3,151)    1,752    7,524
       Prepaid expenses                               (19)       (1)     160
       Accounts payable and accrued expenses        1,269    (1,103) (14,931)
       Deferred charges and other assets               --     3,764     (547)
       Deferred liabilities and credits             1,066    (5,863)   4,552
                                                   ------  -------   -------

Net cash provided by operating activities           4,993    14,577    4,134

INVESTING ACTIVITIES
Capital expenditures                               (1,955)   (3,539)  (3,001)
Proceeds from sale of business                     25,958        --       --
Net cash provided by (used in) investing
 activities                                        24,003    (3,539)  (3,001)

FINANCING ACTIVITIES
Changes in advances payable to Parent             (28,789)  (11,386)  (1,753)
Dividend to Parent                                 (1,274)       --       --
Payments of long-term debt                             --        --     (190)
Changes in bank overdraft                           1,069       323      533
                                                   ------  -------   -------
Net cash used in financing activities             (28,994)  (11,063)  (1,410)
                                                   ------  -------   -------
Net increase (decrease) in cash                         2       (25)    (277)
Cash at beginning of year                              36        61       338
                                                   ------   -------   -------
Cash at end of year                               $    38    $   36   $    61
                                                  -------   -------   -------
                                                  -------   -------   -------

SEE ACCOMPANYING NOTES.

                                Norandex Inc.

                   Notes to Consolidated Financial Statements

                              December 31, 1993

1. ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

Norandex Inc. (the Company) is a wholly owned subsidiary of Noranda Aluminum, Inc. (the Parent), which is a wholly owned subsidiary of Noranda Finance Inc. in 1993 and 1992. Through 1991, the Company was a majority-owned subsidiary of Noranda Aluminum, Inc. and partially owned by the Corporate officers of Norandex Inc. (see Note 3). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Master Shield, Inc. (Mastershield) which was sold in February 1993. All significant intercompany transactions have been eliminated in consolidation.

Earnings per share data has not been provided because Norandex Inc. is wholly owned by Noranda Finance Inc.

Norandex Inc. is a national manufacturer and distributor of building materials for residential new construction and remodeling. The Company manufactures vinyl siding and sells vinyl siding and other purchased products to the home building industry through its distribution network.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets for financial reporting purposes.

PENSION

Pension cost accruals are funded as required by the Employee Retirement Income Security Act (ERISA).

GOODWILL

Goodwill represents the excess of cost over the fair value of net assets acquired and is generally amortized using the straight-line method over periods ranging from 10 to 15 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired.

                                Norandex Inc.

2. INVENTORIES

The components of inventory, stated at the lower of cost or market, are:

                                                           DECEMBER 31
                                                         1993      1992
                                                       --------   -------
                                                          (IN THOUSANDS)
Work-in-process and finished goods                      $22,506   $22,636
Raw materials                                             1,409     3,057
                                                        -------   -------
Inventories on the FIFO (first-in, first-out) method    $23,915   $25,693
                                                        -------   -------
                                                        -------   -------

3. TRANSACTIONS WITH AFFILIATES

ADVANCES PAYABLE TO PARENT

Advances payable to Parent represents the net amount due to the Parent for activity between the Company and its Parent. Generally, this balance is increased by automatic cash transfers from the Parent to reimburse the Company's bank accounts and certain expenses charged to the Company such as interest and income taxes. The balance is decreased through daily cash deposits by the Company to the Parent's bank account. The Company is charged interest at 1/2% over the prime rate on advances from its Parent. There are no formal debt instruments representing the advances.

DIVIDEND PAYMENT

In January 1992, the Parent repurchased the Corporate officers' 9.1% share of the Common Stock and entered into an agreement requiring the payment of dividends back to the Parent, based on a percentage formula of current earnings. Dividends are required to be declared and paid in January of the year subsequent to each year end, beginning December 31, 1992.

                                Norandex Inc.

4. PENSION PLANS

The Company participates in a defined benefit plan sponsored by Noranda Finance Inc. Benefits under the plan are based on years of service and/or salary levels prior to retirement.

Noranda Finance Inc. charged the Company $495,000, $488,000, and $1,222,000 with respect to its plan in 1993, 1992, and 1991 respectively. In 1993, the Company recorded a curtailment gain of $477,000 as a result of the sale of Master Shield and the termination of those employees from the Noranda Finance Inc. plan. This gain has been included in the gain on sale of this facility (see Note 9). In 1991, the Company terminated its participation in a union multiemployer plan for its former window and door manufacturing hourly workers (see Note 8).

The following assumptions were used in accounting for the defined benefit plan:

                                               1993      1992      1991
                                               ----      ----      ----
Discount rate                                  7.50%     9.00%     9.25%
Annual compensation increase                   5.00      6.00      7.50
Expected long-term rate of return
 on plan assets                                9.25      9.50      9.25

The plan's funding policy is for its participating companies to contribute such amounts as are deemed necessary on an actuarial basis to provide the plan with assets sufficient to meet the benefits to be paid to the plan participants. The Company's allocation of the Noranda Finance, Inc. net accrued pension liability was $4,060,000 and $4,042,000 at December 31, 1993 and 1992, respectively, which is classified in the balance sheet in deferred liabilities and credits.

The decrease in the discount rate from 9.00% to 7.50% resulted in a significant increase in the accumulated benefit obligation of the plan. The increase had a nominal impact on current year pension expense.

5. POSTRETIREMENT BENEFITS

The Company provides life insurance benefits for eligible active and retired employees. These plans are unfunded, and the Company retains the right to modify or eliminate these benefits.

                                Norandex Inc.

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), for its unfunded life insurance program. This Statement requires the accrual of the cost of postretirement benefits during the service lives of the employees. As prior years' cost were recognized as expense when incurred by the Company, postretirement benefit cost is not comparable with 1992 and 1991. The accounting change resulted in a 1993 charge to earnings of $396,000, net of taxes of $266,000.

Components of the 1993 postretirement benefit expense were (in thousands):

Service cost of benefits earned             $ 36
Interest cost on liability                    57
                                            ----
Net postretirement benefit cost             $ 93
                                            ----
                                            ----

The accumulated postretirement benefit obligation (APBO) classified in the balance sheet in deferred liabilities and credits at December 31, 1993 was (in thousands):

Retirees                                    $102
Active participants                          560
                                            ----
APBO                                        $662
                                            ----
                                            ----

The accumulated postretirement benefit obligation was determined using an 8.75% discount rate and an assumed compensation increase of 6%.

6. INCOME TAXES

The Company is a member of the Noranda Finance Inc. consolidated group for federal income tax purposes. Certain state returns are filed on a unitary basis together with other members of the consolidated group.

Noranda Finance Inc.'s tax allocation policy requires each member of the consolidated group to provide federal income tax at the maximum statutory rate, adjusted for applicable credits, applied to income before income taxes. The charge (credit) in lieu of federal income tax represents amounts charged (credited) in accordance with this policy. State and local income taxes are computed on a separate return basis after consideration of unitary filings. Income tax benefits or liabilities are reflected in advances payable to Parent.

                                Norandex Inc.

Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by FASB Statement No. 109, "Accounting for Income Taxes," (SFAS 109). As permitted under the new rules, prior years' financial statements have not been restated.

The cumulative effect of adopting SFAS 109 as of January 1, 1993 was to increase net income by $1,946,000.

The Company's effective tax rate differs from the federal statutory rate primarily due to amortization of goodwill. Significant temporary differences include depreciation, inventory capitalization and accrued expenses which are deductible for tax purposes as economic performance occurs.

At December 31, 1993, the Company had net operating loss carryforwards for state income tax purposes of approximately $18,590,000.

7. LEASE OBLIGATIONS

The Company operates certain manufacturing and warehouse facilities under operating leases which expire principally during the next nine years. In most cases, management expects that in the normal course of business, leases will be renewed or replaced with other leases.

The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1993 (in thousands):

YEAR ENDING DECEMBER 31:
  1994                                            $ 4,584
  1995                                              4,387
  1996                                              3,318
  1997                                              1,880
  1998                                              1,434
  Thereafter                                        2,437
                                                  -------
Total minimum lease payments                      $18,040
                                                  -------
                                                  -------

                                Norandex Inc.

The following schedule shows the composition of total rental expense for all operating leases except those with terms of one month or less that were not renewed.

                                      Year ended December 31
                                   1993       1992        1991
                                 -----------------------------
                                          (IN THOUSANDS)
Minimum rentals                  $ 6,057     $6,410     $6,566
Contingent rentals                    --         --        342
Less sublease rentals               (247)      (185)      (316)
                                 -------     ------     ------
                                 $ 5,810     $6,225     $6,592
                                 -------     ------     ------
                                 -------     ------     ------

Contingent rentals represent transportation equipment operating lease payments made on the basis of mileage.

8. SHUTDOWN COSTS

In the fourth quarter of 1990, the Company's Board of Directors approved a plan to shutdown two production facilities that manufactured aluminum and vinyl windows and doors in favor of purchasing windows and doors from outside suppliers. This shutdown has been accounted for as a shutdown of a portion of a line of business. The Company recorded a shutdown charge of $10,500,000 in 1990 based on estimated shutdown costs, including estimated operating losses through the date of shutdown.

In 1991, the Company shutdown the two production facilities and recorded additional shutdown charges totaling $1,500,000 million principally due to underestimating plant site restoration costs and plant operating losses prior to the respective dates of shutdown. Also in 1991, the Company sold fixed assets previously used as production equipment to a building products manufacturer in exchange for a $1,600,000 note receivable. The Company had entered into a five-year supply contract with this manufacturer in 1990 in connection with the Company's plan to shutdown the facilities.

In 1992, the Company recorded additional shutdown charges of approximately $3,800,000 due to costs not originally contemplated in the original plan to shutdown the facilities. These costs were principally attributable to the settlement of litigation brought by the landlord of one of the shutdown production facilities for failure by the Company to maintain

                                Norandex Inc.

the leased property and the write-off of the note received in 1991 in exchange for fixed assets sold by the Company. The write-off of the note receivable was net of trade accounts payable to this supplier for purchased windows and doors.

In 1993, the building materials supplier mentioned above and its bank filed a lawsuit against the Company asserting breach of contract, improper set-offs and an avoidable preference. The complaint alleged that the Company improperly terminated its relationships under the terms of the supply agreement.
The Company vigorously defended the asserted claims believing it was fully justified in terminating its relationship because this vendor had already breached its underlying agreements. Further, the Company filed counter claims.

On September 23, 1994, the Company agreed to settle the lawsuit with the supplier of building materials and its bank, discussed above, for a payment from the Company of $1,400,000. Because the vendor is currently in Chapter 7 proceedings under the Bankruptcy Code, this settlement is contingent upon the approval of the Bankruptcy Court. This settlement will be charged to expense in 1994.

9. DISPOSITIONS

In February 1993, the Company recognized a gain of $3,079,000 for the sale of Master Shield, its vinyl siding operations in Weatherford, Texas.

Total revenue from the disposed entity included in net sales in the Consolidated Statements of Operations and Retained Deficit for 1993, 1992, and 1991 was $3,513,000, $41,451,000 and $39,406,000, respectively.

10. SALE OF NORANDEX COMMON STOCK

Effective with the close of business on August 31, 1994, the Common Stock of Norandex Inc. was acquired by Fibreboard Corporation, an unrelated party, in a $115 million cash transaction. The purchase price is subject to price adjustments for changes in working capital, pension plan funding and interest on price adjustments.

                              Norandex Inc.

                       Consolidated Balance Sheet
                         As of August 31, 1994
                               (Unaudited)
                               (in 000's)

Assets
Current assets:
    Cash                                              $39
    Accounts receivable                            26,570
    Inventories                                    29,025
    Prepaid expenses                                  651
                                                  -------
    Total current assets                           56,285

Property, plant and equipment
    Land and buildings                             12,263
    Machinery and equipment                        21,842
    Other                                             314
                                                  -------
                                                   34,419

    Less accumulated depreciation                  14,024
                                                  -------
                                                   20,395

Goodwill, net of amortization                       1,955

Deferred charges and other assets                      75
                                                  -------
Total assets                                      $78,710
                                                  -------
                                                  -------

                       See accompanying notes.

                              Norandex Inc.

                       Consolidated Balance Sheet
                         As of August 31, 1994
                               (Unaudited)
                               (in 000's)

Liabilities and stockholder's equity
Current liabilities:
    Bank overdrafts                                       $678
    Accounts payable                                    15,281
    Employee compensation and related items              5,791
    Other accrued liabilities                            3,781
    Accrued shutdown costs                               1,400
                                                       -------
Total current liabilities                               26,931

Advances payable to Parent                              57,689

Deferred liabilities and credits                         7,169

Stockholder's deficit:
    Common stock                                            11
    Capital in excess of par value                      10,989
    Retained deficit                                   (24,079)
                                                       -------
Total stockholder's deficit                            (13,079)

Commitments and contingencies
                                                       -------

Total liabilities and stockholder's deficit            $78,710
                                                       -------
                                                       -------

                  See accompanying notes.

                                 Norandex Inc.

          Consolidated Statements of Operations and Retained Deficit
                                  (Unaudited)
                                  (in 000's)

                                                   EIGHT MONTHS ENDED AUGUST 31,
                                                   ----------------------------
                                                      1994             1993
                                                      ----             ----
Net sales                                           $143,990          $120,927

Operating costs and expenses:
   Cost of sales                                     100,832            84,703
   Selling, general and administrative                31,014            27,002
                                                    --------          --------
                                                     131,846           111,705
                                                    --------          --------
Operating profit                                      12,144             9,222
Other deductions (income):
   Interest expense, net -- Parent                     2,971             2,886
   Gain on sale of business                               --            (3,079)
   Shutdown costs                                      1,152                --
   Other                                                (300)             (234)
                                                     -------           -------
                                                       3,823              (427)
                                                     -------           -------
Income before income taxes and cumulative
  effect of change in accounting principles            8,321              9,649
Income taxes:
   Charge in lieu of federal income taxes              1,742              3,139
   State and local                                       876                780
                                                     -------           --------
                                                       2,618              3,919
                                                     -------           --------
Income before cumulative effect of change
  in accounting principles                             5,703              5,730
Change in accounting principles:
   Postretirement benefits other than pensions            --                396
   Income taxes                                           --             (1,946)
                                                     -------            -------
Net income                                             5,703              7,280
Retained deficit at beginning of year                (25,565)           (35,319)
Dividend to Parent                                    (4,217)
                                                     --------           -------
Retained deficit at end of year                     ($24,079)          ($28,039)
                                                    ---------          --------
                                                    ---------          --------

                            See accompanying notes.

                                 Norandex Inc.

                     Consolidated Statements of Cash Flows
                                   (Unaudited)
                                   (in 000's)

                                                  EIGHT MONTHS ENDED AUGUST 31,
                                                  -----------------------------
                                                     1994              1993
                                                  ------------    --------------
Operating activities:
Net income                                          $    5,703         $   7,280
Adjustments to reconcile net income
  to cash provided by operating activities:
     Depreciation and amortization                       2,396             2,683
     Gain on sale of business                               --            (3,079)
     Shutdown costs                                      1,152                --
     Changes in noncurrent assets                           --                --
     Changes in noncurrent liabilities                    (480)              957
     Changes in accounting principles:
         Postretirement benefits other than
           pensions                                         --               396
         Income taxes                                       --            (1,946)
     Changes in operating assets and liabilities,
       net of business sold:
         Accounts and notes receivable                  (8,251)           (7,587)
         Inventories                                    (5,125)           (4,314)
         Prepaid expenses                                   73              (129)
         Accounts payable and accrued expenses           7,943             5,808
                                                       --------         --------
Net cash provided by operating activities                3,411                69

Investing activities:
Capital expenditures                                    (1,878)           (1,379)
Proceeds from sale of business                              --            25,958
                                                       --------         --------
Net cash provided (used) by investing activities        (1,878)           24,579

Financing activities:
Changes in advances payable to Parent                    3,932           (25,004)
Dividend to Parent                                      (4,217)               --
Changes in bank overdraft                               (1,247)              523
                                                       ---------        --------
Net cash (used) in financing activities                 (1,532)          (24,481)
                                                       ---------        --------
Net increase in cash                                         1               167
Cash at beginning of period                                 38                36
                                                       ---------        --------
Cash at end of period                                  $    39          $    203
                                                       ---------        --------
                                                       ---------        --------

                             See accompanying notes.

                                  Norandex Inc.

                   Notes to Consolidated Financial Statements
                                   (Unaudited)


1. The summary interim financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these summary consolidated financial statements be read in conjunction with the Norandex Inc. consolidated financial statements and notes thereto included elsewhere in this report.

     The interim period information included herein reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of the respective interim periods. Results of operations for interim periods are not necessarily indicative of results to be expected for an entire year.

2. On August 31, 1994, all of the Company's outstanding common stock was purchased by Fibreboard Corporation. No recognition has been given to that transaction in these interim financial statements.

                           FIBREBOARD CORPORATION

                   Pro Forma Combined Income Statement
                Reflecting the Acquisition of Norandex Inc.
                        Year Ended December 31, 1993
                                (Unaudited)
                      (in 000's, except per share data)

                                       Fibreboard    Norandex    Pro forma     Adjustment   Pro forma
                                      Corporation      Inc.     Adjustments       Key       Combined
                                      -----------    --------   -----------    ----------  -----------
Net sales                                $265,210    $192,631           --                  $457,841

Cost of sales                            (225,214)   (135,036)      (1,476) (a)             (361,726)
                                      -----------    --------    ---------                  --------
Gross margin                               39,996      57,595       (1,476)                   96,115

Selling and administrative costs          (22,120)    (40,842)          --                   (62,962)

Interest expense, net                      (3,575)     (4,055)      (1,158) (b)               (8,788)

Interest and other income                   5,551       2,889           --                     8,440
                                      -----------    --------    ---------                  --------
Income before income taxes and
  cumulative effect of change in
  accounting principles                    19,852      15,587       (2,634)                   32,805

Income taxes                               (8,139)     (6,109)         (74) (c)              (14,322)
                                      -----------    --------    ---------                  --------
Income before cumulative
  effect of change in
  accounting principles                   $11,713      $9,478      ($2,708)                  $18,483
                                      -----------    --------    ---------                  --------
                                      -----------    --------    ---------                  --------
Earnings per share:
      Primary                               $2.66                                              $4.20
                                            -----                                              -----
                                            -----                                              -----
      Fully diluted                         $2.62                                              $4.13
                                            -----                                              -----
                                            -----                                              -----
Common equivalent shares outstanding:
      Primary                               4,396                                              4,396

      Fully diluted                         4,470                                              4,470

                          See accompanying notes.

                          FIBREBOARD CORPORATION
                   Pro Forma Combined Income Statement
               Reflecting the Acquisition of Norandex Inc.
                   Nine months ended September 30, 1994
                                (Unaudited)
                     (in 000's, except per share data)

                                      Fibreboard     Norandex      Pro forma     Adjustment     Pro forma
                                      Corporation      Inc.       Adjustments       Key         Combined
                                      -----------    --------    ------------    ----------     ----------

Net sales                               $226,301     $143,990             --                    $370,291

Cost of sales                           (188,185)    (100,832)        (1,066) (a)               (290,083)
                                      ----------     --------      ---------                    ---------
Gross margin                              38,116       43,158         (1,066)                     80,208

Selling and administrative costs         (19,309)     (31,014)            --                     (50,323)

Interest expense, net                     (2,678)      (2,971)          (998) (b)                 (6,647)

Interest and other income,net             21,957         (852)            --                      21,105
                                      ----------     --------      ---------                    ---------
Income before income taxes and
  cumulative effect of change in
  accounting principles                   38,086        8,321         (2,064)                     44,343

Income taxes                             (15,508)      (2,618)          (407) (c)                (18,533)
                                      ----------     --------      ---------                    ---------
Income before cumulative
  effect of change in
  accounting principles                  $22,578       $5,703        ($2,471)                    $25,810
                                      ----------     --------      ---------                    ---------
                                      ----------     --------      ---------                    ---------
Earnings per share:
      Primary                              $5.03                                                   $5.75
                                           -----                                                   -----
                                           -----                                                   -----
      Fully diluted                        $5.02                                                   $5.74
                                           -----                                                   -----
                                           -----                                                   -----
Common equivalent shares outstanding:
      Primary                              4,492                                                   4,492

      Fully diluted                        4,494                                                   4,494

Note: The financial results in the Norandex Inc. column above are for the eight months ended August 31, 1994. The results of Norandex Inc. for the month of September 1994 are included in the Fibreboard Corporation data above.

                         See accompanying notes.

                          FIBREBOARD CORPORATION
                   Pro Forma Combined Income Statement
               Reflecting the Acquisition of Norandex Inc.
                  Nine months ended September 30, 1993
                               (Unaudited)
                    (in 000's, except per share data)

                                    Fibreboard   Norandex     Pro forma   Adjustment  Pro forma
                                    Corporation    Inc.       Adjustments    Key      Combined
                                    -----------  --------     -----------  ---------  ----------
Net sales                            $199,051    $140,625           --                $339,676

Cost of sales                        (165,300)    (98,438)      (1,084) (a)           (264,822)
                                     --------    --------      -------                --------
Gross margin                           33,751      42,187       (1,084)                 74,854

Selling and administrative costs      (16,177)    (30,887)          --                 (47,064)

Interest expense, net                  (2,495)     (3,181)        (719) (b)             (6,395)

Interest and other income               3,527       3,313           --                   6,840
                                     --------    --------      -------                --------
Income before income taxes and
  cumulative effect of change in
  accounting principles                18,606      11,432       (1,803)                 28,235

Income taxes                           (7,628)     (4,640)          38  (c)            (12,230)
                                     --------    --------      -------                --------
Income before cumulative
  effect of change in
  accounting principles               $10,978      $6,792      ($1,765)                $16,005
                                     --------    --------      -------                --------
                                     --------    --------      -------                --------
Earnings per share:
      Primary                           $2.48                                            $3.62
                                        -----                                            -----
                                        -----                                            -----
      Fully diluted                     $2.41                                            $3.51
                                        -----                                            -----
                                        -----                                            -----
Common equivalent shares outstanding:
      Primary                           4,420                                            4,420

      Fully diluted                     4,556                                            4,556

                           See accompanying notes.

                           FIBREBOARD CORPORATION
              Notes to Pro Forma Combined Financial Statements
                 Reflecting the Acquisition of Norandex Inc.
                                (Unaudited)
                                (In 000's)


1.   Principles of Presentation:
     On August 31, 1994, Fibreboard Corporation acquired all the outstanding stock of Norandex Inc., a manufacturer and distributor of residential exterior building products, for approximately $120,000. The allocation of the purchase price resulted in goodwill of approximately $63,800 which will be amortized over 30 years.

     The unaudited pro forma combined income statements for the year ended December 31, 1993 and for the nine months ended September 30, 1994 and 1993 give effect to the transaction as though it had occurred on January 1, 1993, January 1, 1994 and January 1, 1993, respectively. The pro forma combined income statements are based on the historical income statements of Fibreboard Corporation for the year ended December 31, 1993 and for the nine months ended September 30, 1994 and 1993 and the historical income statements of Norandex Inc. for the year ended December 31, 1993, the eight months ended August 31, 1994 and the nine months ended September 30, 1993.

     The unaudited pro forma combined financial statements give effect to the acquisition transaction using the purchase method of accounting and the adjustments described below.

     Because the pro forma statements include only the adjustments described below, they should not be considered indicative of the results that would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. No attempt has been made to quantify in the pro forma statements additional costs which may be incurred as a result of the combination, even though certain costs are expected to increase. Furthermore, the pro forma statements include the effects of gains on asset sales and restructuring costs which occurred during the periods and may not reoccur.

     The pro forma statements should be read in conjunction with the consolidated financial statements of Fibreboard Corporation and of Norandex Inc.

                           FIBREBOARD CORPORATION
              Notes to Pro Forma Combined Financial Statements
                 Reflecting the Acquisition of Norandex Inc.
                                (Unaudited)
                                (In 000's)


2.   Pro Forma Adjustments:

     The following adjustments are incorporated in the pro forma combined income statements:

                                                           Inc/(Dec) Reported Pre-Tax Income
                                                           ---------------------------------
                                                               Year      Nine Months Ended
                                                               Ended     -----------------
                                                             12/31/93    9/30/94   9/30/93
                                                             --------    -------   -------

     a.  Adjust depreciation and amortization to               (1,476)   (1,066)   (1,084)
     reflect revised book basis in property, plant and
     equipment and to amortize goodwill and other
     purchased intangibles

     b.  Adjust interest expense to reflect debt               (1,158)     (998)     (719)
     incurred to fund purchase price at rates
     which would have been in effect during the
     periods under Fibreboard's credit facility in
     place at the date of acquisition

     c.  Adjust income tax provision to consider                 (164)     (407)       38
     items a. and b. above and to reflect the
     non-deductible nature of acquired goodwill

     The impact of a 1/8% increase in interest rates would reduce pre-tax income by $150 per year.